FOR IMMEDIATE RELEASE
DATE: January 12, 2018

XENIA HOTELS & RESORTS UPSIZES CREDIT FACILITY, REPRICES TERM LOAN,
AND OBTAINS NEW MORTGAGE LOAN

Orlando, FL - January 12, 2018 - Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced that it has successfully amended, restated, and upsized its senior unsecured revolving credit facility (“Credit Facility”), repriced its $125 million term loan maturing in October 2022 (“Term Loan”), and obtained a new $65 million mortgage loan.

The Credit Facility was upsized from $400 million to $500 million and the maturity was extended three years to February 2022, with two additional six-month extension options. The Credit Facility’s interest rate is now based on a pricing grid with a range of 150 to 225 basis points over LIBOR as determined by the Company’s leverage ratio, a reduction from the previous pricing grid which ranged from 150 to 245 basis points over LIBOR. The Company has full availability on its Credit Facility.

The Term Loan now bears an interest rate based on a pricing grid with a range of 145 to 220 basis points over LIBOR as determined by the Company’s leverage ratio, a reduction of 30 to 35 basis points from the previous leverage-based grid. The Company previously fixed LIBOR over the period of the Term Loan at 1.83% which results in a current annual interest rate of 3.28%.

Additionally, the Company obtained a new $65 million mortgage loan collateralized by The Ritz-Carlton Pentagon City. The loan bears an interest rate of LIBOR plus 210 basis points and matures in January 2025. The Company used the proceeds from this loan to repay the outstanding balance on its Credit Facility and for general corporate purposes.

The Credit Facility was arranged by J.P. Morgan Chase Bank, N.A., Wells Fargo Securities, LLC, and KeyBanc Capital Markets, Inc. as Joint Lead Arrangers and Joint Bookrunners. Citibank, N.A. and U.S. Bank National Association served as Documentation Agents, and other lenders included Bank of America, N.A., BMO Harris Bank, N.A., Credit Agricole Corporate and Investment Bank, Fifth Third Bank, an Ohio banking corporation, PNC Bank, National Association, Regions Bank, TD Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., and Raymond James Bank, N.A.

The Term Loan matures in October 2022 and was arranged by KeyBanc Capital Markets Inc., U.S. Bank National Association and PNC Capital Markets LLC as Joint Lead Arrangers and Joint Bookrunners. Other lenders include Fifth Third Bank, an Ohio banking corporation, Goldman Sachs Bank USA, and Raymond James Bank, N.A.

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service and lifestyle hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 39 hotels, including 37 wholly owned hotels, comprising 11,533 rooms, across 18 states and the District of Columbia. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Aston®, Fairmont®, Hilton®, and Loews®, as well as leading independent management companies including Sage

Hospitality, The Kessler Collection, Urgo Hotels & Resorts, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.

Contact: Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 246-8100

For additional information or to receive press releases via email, please visit our website at www.xeniareit.com

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